EXHIBIT 99.1

Antero Resources Revises 2012 Capital Budget, Revises 2012 Outlook and Updates Hedge Position

Denver, Colorado, November 7, 2012—Antero Resources today announced a revised 2012 capital budget, a revised 2012 outlook and provided a natural gas hedging update.

2012 Capital Budget

Antero’s Board of Directors has approved a 33% increase in the company’s 2012 capital budget to $1.6 billion, which includes $838 million for drilling and completion, $639 million for leasehold acquisitions and $123 million for the construction of gathering pipelines and facilities.  The $400 million capital budget increase is comprised of $197 million for additional leasehold, $143 million for drilling and completion and $60 million for midstream infrastructure.  Of the revised $1.6 billion capital budget, over $1.1 billion was spent in the first nine months of 2012.

The capital budget was revised primarily to fund the acquisition of additional leasehold in the core of the Marcellus and Utica rich gas shale plays, an increase in drilling costs driven by three additional net horizontal wells, an increase in completion costs driven by shorter completion stage lengths, and the construction of additional gathering infrastructure which will gather rich gas in Doddridge County, West Virginia and deliver the gas to MarkWest’s Sherwood I gas processing plant.  Antero estimates that it will exit 2012 with approximately 290,000 net acres of leasehold in the Marcellus Shale and 75,000 net acres of leasehold in the Utica Shale.  The year-end 2012 acreage target represents the addition of 80,000 net acres in the Marcellus and 71,000 net acres in the Utica Shale.

Approximately 93% of the budget is being spent in Appalachia and 6% was spent in the Piceance Basin.  The remainder of the 2012 capital budget was spent in the Woodford Shale and Fayetteville Shale on drilling costs incurred prior to the divestiture of those properties.  Approximately 52% of the $1.6 billion 2012 capital budget is comprised of drilling expenditures, 40% is leasehold expenditures and 8% is midstream infrastructure.  Antero is currently operating 13 drilling rigs in the Appalachian Basin.

Liquidity

The revised capital budget is expected to be funded internally from non-core asset sales including Antero’s Marcellus Shale midstream transaction completed in March 2012, the Arkoma Basin asset sale completed in June 2012, and the Piceance Basin asset sale which was announced on November 5, 2012 and is expected to be completed in December 2012, as well as operating cash flow and the undrawn committed capacity under Antero’s bank credit facility.  In March 2012 Antero sold midstream assets in Harrison and Doddridge Counties to Crestwood Partners LLC for $375 million. In June 2012 Antero sold all of its upstream assets in the Arkoma Basin to Vanguard Natural Resources, LLC for $445 million and recently the Company announced the pending sale of its upstream and pipeline assets in the Piceance for $325 million plus $100 million in expected proceeds from the monetization of Rockies natural gas hedges.  Combined proceeds from these three transactions is expected to total over $1.2 billion.

At September 30, 2012, Antero had $16 million in cash, $447 million drawn under its credit facility and $43 million in letters of credit outstanding.  As previously announced, the lender commitments under Antero’s credit facility were increased to $950 million and the borrowing base was increased to $1.65 billion.  This results in approximately $476 million of readily available liquidity and over $1.1 billion of unused borrowing base capacity as of September 30, 2012, pro forma for the borrowing base increase.

2012 Outlook

Based on year to date production and financial performance, Antero has revised its 2012 outlook that was announced on June 4, 2012.  It should be noted that Antero’s outlook below is presented on a non-GAAP basis which includes operations in the Arkoma Basin and in the Piceance Basin until the respective closing dates.  In the Company’s financial statements, these operations will be presented as discontinued operations on a GAAP basis.

2012 Outlook	Previous	Revised	Difference
2012 NYMEX Gas Price ($/MMBtu)	$2.75	$2.80	+ $0.05
2012 WTI Oil Price ($/Bbl)	$90.00	$90.00	$0.00
2012 Net Production (MMcfed)	310 — 340 MMcfe/d	335 — 345 MMcfe/d	+ 15 MMcfe/d
2012 Net Liquids Production as a %	9%	7%	(2)%
EBITDAX ($MMs)	$410 — $440 million	$435 — $445 million	+ $15 million
Cash Production Costs ($/Mcfe)	$1.55 — $1.75/Mcfe	$1.45 — $1.55/Mcfe	$(0.15)/Mcfe
G&A ($/Mcfe)	$0.30 - $0.35/Mcfe	$0.35 - $0.40/Mcfe	+ $0.05/Mcfe

Commodity Hedges

Excluding 78 Bcf of CIG index (Rockies) hedges associated with its Piceance properties, Antero has hedged 749 Bcfe of Marcellus gas for the period beginning in the fourth quarter of 2012 through the end of 2017 using simple fixed price swaps at an average NYMEX-equivalent price of $5.05 per MMBtu.  Approximately 60% of estimated production for the fourth quarter of 2012 is hedged at a NYMEX-equivalent price of $5.42 per MMBtu and approximately 60% of estimated 2013 production is hedged at a NYMEX-equivalent price of $5.00 per MMBtu.  Virtually all of Antero’s financial hedges are tied to the local basin or to index prices tied to firm backhaul transportation.  In the following table, these basin prices are converted to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has ten different counterparties to its hedge contracts, all but one of which are lenders in the Company’s bank credit facility.

Antero has monetized approximately 80% of its 78 Bcf of Rockies hedges for $80 million. The Company plans to monetize the remaining 20% in the fourth quarter of 2012.

	Appalachian Hedges
	Natural gas equivalent	NYMEX- equivalent
Calendar Year	MMBtu/day	index price
2012	208,366	$5.42
2013	314,333	$5.00
2014	370,000	$5.24
2015	390,000	$5.40
2016	502,500	$5.06
2017	420,000	$4.40

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania, and in the Piceance Basin in Colorado. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.